EXHIBIT 99.1

NEWS RELEASE
For More Information Contact:

Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications

Paul Williams Named to Compass Minerals Board of Directors

OVERLAND PARK, Kan. (May 11, 2009) – Compass Minerals (NYSE: CMP) announced today that Paul S. Williams has been named to the board of directors, effective immediately.  Mr. Williams will serve on the compensation and the audit committees.
Mr. Williams’ appointment returns the board to its customary size of eight members.
Mr. Williams, 49, is a partner in the firm of Major, Lindsey & Africa, the nation’s largest legal recruiting firm.  Prior to joining Major, Lindsey & Africa in 2005, Mr. Williams had 20 years of broad legal and business experience counseling diverse service and manufacturing businesses, including 14 years as in-house counsel in the healthcare, food and software industries.
Mr. Williams’ most recent position prior to joining Major, Lindsey & Africa was executive vice president, chief legal officer and secretary of Cardinal Health, Inc., a publicly traded healthcare services company with $87 billion in revenues.
Mr. Williams has been a member of the board of directors of State Auto Financial Corporation, a publicly traded casualty and property insurance company with $1.2 billion in revenues, since 2003, and a member of the board of directors of Bob Evans Farms, a publicly traded restaurant owner and operator with revenues exceeding $1.7 billion, since 2007.
Mr. Williams graduated cum laude from Harvard College in 1981 and received his J.D. from Yale Law School in 1984.  In 2003, he completed coursework in finance and accounting through Stanford Business School’s Executive Education Program.

About Compass Minerals
Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide.  Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications.  Compass Minerals also provides records management services to businesses throughout the U.K.